Exhibit 99.1

National Grid USA Companies’

Incentive Thrift Plan I

Financial Statements and

Supplemental Schedule

December 31, 2016 and 2015

National Grid USA Companies’ Incentive Thrift Plan I

Table of Contents

December 31, 2016 and 2015

Contents

Report of Independent Registered Public Accounting Firm	1

Financial Statements

Statements of Net Assets Available for Benefits as of December 31, 2016 and 2015	2

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2016	3

Notes to Financial Statements	4 – 16

Supplemental Schedule:

Form 5500, Schedule H, Part IV, Line 4i - Schedule of Assets (Held at End of Year)	17

NOTE:	All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

Plan Administrator

National Grid USA Companies’

    Incentive Thrift Plan I

Brooklyn, New York

We have audited the accompanying statements of net assets available for benefits of National Grid USA Companies’ Incentive Thrift Plan I (the Plan) as of December 31, 2016 and 2015, and the related statement of changes in net assets available for benefits for the year ended December 31, 2016. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of National Grid USA Companies’ Incentive Thrift Plan I as of December 31, 2016 and 2015, and the changes in net assets available for benefits for the year ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America.

The supplemental schedule of assets (held at end of year) (supplemental information) has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ CliftonLarsonAllen LLP

Milwaukee, Wisconsin

June 29, 2017

National Grid USA Companies’ Incentive Thrift Plan I

Statements of Net Assets Available for Benefits

December 31, 2016 and 2015

	2016	2015
Assets
Investments, at fair value	$1,707,065,839	$1,594,632,057

Plan interest in Master Trust	264,998,967	255,840,366

Receivables:
Notes receivable from participants	21,125,356	21,390,409
Dividends	2,202,119	2,442,776
Employee contributions	—	2,279
Employer contributions	—	6,025

Total receivables	23,327,475	23,841,489

Net assets available for benefits	$1,995,392,281	$1,874,313,912

The accompanying notes are an integral part of the financial statements.

National Grid USA Companies’ Incentive Thrift Plan I

Statement of Changes in Net Assets Available for Benefits

Year Ended December 31, 2016

Changes in net assets attributed to:
Investment income:
Net appreciation in fair value of investments	$78,689,127
Interest and dividend income	20,454,839
Net investment income from Master Trust	4,811,927
Other additions	21,410

Total investment income	103,977,303

Interest income on participant notes receivable	688,226

Contributions:
Employee contributions	60,860,330
Employer contributions	28,286,696
Rollover contributions	7,351,553

Total contributions	96,498,579

Distributions:
Benefits paid to participants	(88,327,380)
Fees	(623,054)

Total distributions	(88,950,434)

Net increase before transfer of assets from a related Plan	112,213,674
Transfer of Assets from Thrift Plan II	8,864,695
Net assets available for benefits:
Beginning of year	1,874,313,912

End of year	$1,995,392,281

The accompanying notes are an integral part of the financial statements.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2016 and 2015

Note 1.	Description of the Plan

The following description of the National Grid USA Companies’ Incentive Thrift Plan I (the “Plan”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

Plan Description

The Plan was established effective January 1, 1980, pursuant to the authorization of the Board of Directors of certain subsidiaries of the New England Electric System (“NEES”), to provide a long-range program of systematic savings for eligible employees (the “Participants”). The Plan was renamed National Grid USA Companies’ Incentive Thrift Plan I upon the merger between National Grid plc and NEES on March 22, 2000, at which time NEES was renamed National Grid USA.

Employees of participating subsidiaries of National Grid USA (collectively, the “Employers” or the “Company”) are immediately eligible to participate in the Plan upon employment, but will not receive Matching Contributions from the Employers until the first of the month following three months of service. Certain individuals are not eligible to participate in the Plan, including but not limited to leased employees, interns, co-op students, summer students, and independent contractors or individuals paid by an agency or party other than the Company, or any employee covered under a collective bargaining agreement.

The Plan was prepared in conformity with the Employee Retirement Income Security Act of 1974 (“ERISA”).

The plan administrators are the Benefits Committee and the Investment Committee of National Grid USA Service Company, Inc. (the “Administrator”). The Board of Directors of National Grid plc has the governing authority to amend the Plan, but has delegated certain amending authority to the Board of Directors of National Grid USA Service Company, Inc. (“Service Company”).

Vanguard serves as record keeper of the Plan. The Vanguard Fiduciary Trust Company is trustee and custodian for all assets and Participant accounts with the exception of the Master Trust. Wells Fargo Bank, N.A. (“Wells Fargo”) is the Master Trustee and custodian for the assets of the Plan related to investments in the Galliard Stable Value Fund.

The Plan has evaluated subsequent events for recognition or disclosure through June 29, 2017, the date the financial statements were issued.

Contributions

The Plan is a defined contribution plan. An eligible employee can make Elective Contributions through Contribution Agreements (also known as “Salary Reduction Agreements” or “Elective Contributions”) to have from 1 percent to 50 percent of their eligible compensation contributed to the Plan on their behalf. Participants can choose whether their Elective Contributions to the Plan will be calculated on their Base Pay or All Pay.

Base Pay is defined as the Participant’s regular pay, prior to any salary reductions for Elective Contributions to the Thrift Plan, and any other salary reductions under the Health Care Spending Account, Dependent Care Reimbursement Account or for Company health care coverage.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2016 and 2015

Base Pay excludes all other forms of compensation, including supplemental disability income, amounts deferred under other plans, reimbursements of expenses, incentive pay, commissions, options, payments made in lieu of vacation days or under short- or long-term disability provisions, awards, overtime, premiums, and any other additional forms of earnings (including Company contributions to or under any other employee benefit plan, such as health insurance, pension, or severance pay).

All Pay is Base Pay, as defined above, plus overtime, commissions, premium pay, and any incentive pay.

The annual employee pre-tax Elective Contributions by each Participant were subject to Internal Revenue Service (“IRS”) limits of $18,000 in 2016 and 2015 for employees who did not attain age 50 by the end of the plan year. For employees who did attain age 50 by the last day of the plan year, the annual maximum pre-tax contribution was $24,000 for 2016 and 2015.

Participants can also elect to contribute up to 15 percent of their pay on an after-tax basis. The total amount of Elective Contributions (pre-tax and after-tax) may not exceed 50 percent of pay (further subject to the combined IRS annual contribution limit, adjusted periodically by law, which was $53,000 for 2016 and 2015).

New employees with funds held under a previous employer’s qualified plan are permitted to roll over eligible amounts from such funds into the Plan.

Participants may allocate their account balances in any whole percentage without restriction on the frequency of subsequent reallocations subject to investment fund short-term trading restrictions.

Active or former employees who are Participants and who receive a lump sum distribution from a Company qualified pension plan (National Grid USA Companies’ Final Average Pay Pension Plan, Niagara Mohawk Pension Plan, KeySpan Retirement Plan and Retirement Income Plan of KeySpan Corporation) may roll the lump sum proceeds into the Plan to the extent the proceeds qualify for rollover under the Internal Revenue Code (“IRC”). The total amount rolled over from these Plans in 2016 was $271,574.

Company Core Contributions

Participants hired or rehired on January 1, 2011 or later are eligible for Company Core Contributions, which begin the 1st of the month following 3 months of service. The Company calculates a Participant’s Core Contribution each payroll period, based on actual compensation for that payroll period. The contribution is a percentage of pay based on the Participant’s total points as set forth in the plan documents as of January 1 of the plan year. The contribution schedule is as follows:

Points	Core Contribution (% of Pay)
< 45	4%
45 - 54	5%
55 - 64	6%
65 - 74	7%
75 +	8%

Core Contributions are based on All Pay. Participants will have an account established for them at Vanguard. Core contributions will be made to the account even if Participants do not contribute to the Plan.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2016 and 2015

Unless elected otherwise, Core Contributions will be automatically invested in the Qualified Default Investment Alternative (“QDIA”) which is the Vanguard Target Retirement Trust Select closest to the year in which the Participant will attain age 65. Once enrolled, Participants can change the investment allocation at any time.

Company Matching Contributions

The Company matches 50 percent of the first 8 percent Participants contribute (pre-tax and after-tax contributions) to the Plan. Matching Contributions are based on All Pay, as a ratio of the Participant’s Elective Contribution dollar amount and their All Pay. All Employer Matching Contributions are invested in the same investments elected by the Participant for their employee contributions unless otherwise directed by the Participant.

Automatic Enrollment

New hires are automatically enrolled 45 days after the hire date at 6 percent of their All Pay. Participant contributions will be defaulted to the Plan’s QDIA if a Participant does not select their own investments. The automatic enrollment can be reversed within the first 90 days of the enrollment date and all money in the account returned to the Participant. After the first 90 days of enrollment, the automatic enrollment can be reversed but any money already contributed to the account cannot be returned to the Participant.

Automatic Increase

Participants may elect an automatic increase of pre-tax Contributions each year. For Participants who elect an automatic increase and do not customize their elections, pre-tax contributions will increase by 1 percent each January. The automatic increase service is not available for after-tax Contributions.

Participant Accounts

Each Participant’s account is credited with the Participant’s Contribution, allocations of (a) the Employer’s Matching Contributions, (b) Company Core contributions (if applicable), and (c) allocations of plan earnings, net of fees. Allocations are based on Participant earnings, account balances or specific participant transactions, as defined. The benefit to which a Participant is entitled is the benefit that can be provided from the Participant’s vested account.

Vesting

Participants are immediately vested in their Elective Contributions plus actual earnings thereon. Upon termination of employment or upon the determination of an employee’s disability being total and permanent, a Participant or a Participant’s beneficiary (in the case of death) is entitled to receive the full amount in the Participant’s account. Participants will be 100 percent vested in employer match, Company Core, discount, and employer non-elective contributions on the earlier to occur of: (i) the Participant’s completion of three (3) years of service with the Company; (ii) the Participant’s attainment of Normal Retirement Age (age 65) (iii) the death of the Participant; (iv) the disability of the Participant if the Participant is receiving disability benefits under Title II of the Social Security Act; or (v) the termination or partial termination of the Plan.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2016 and 2015

Notes Receivable from Participants

An employee can obtain a loan from the Plan from such Participant’s account. The minimum loan allowed is $1,000. A loan cannot exceed the lesser of 50 percent of the Participant’s account balance or $50,000. The $50,000 limit is further limited by the Participant’s highest outstanding loan balance within the twelve months preceding the loan request. The loans are secured by the balance in the Participant’s account. Loans must be repaid over a period of one to five years (up to fifteen years for the purchase of a primary residence) by means of payroll deductions. The loan interest rate is set at the time Participants apply for a loan based on the rate established by the Benefits Committee. Interest rates at December 31, 2016 ranged from 3.25 percent to 10.50 percent. Participants who leave the Company or are on an unpaid leave of absence can continue to repay their outstanding loan balance through the remaining amortization period directly to Vanguard.

A default of the loan will occur if the loan balance is not paid off by the end of the quarter following the quarter in which the missed payment was due or the loan is not paid in full by the contractual maturity date. In the event of default, the outstanding balance of the loan and any unpaid accrued interest is deemed to have been distributed to the Participant. Interest continues to be tracked following a default solely for determining the amount available for a subsequent loan. Deemed distributions are included in the Loan Fund’s investment balance until the employee has been terminated. Upon termination the defaulted loan balance is deducted from the Plan. There were cumulative deemed distributions of $412,705 and $369,590 as of December 31, 2016 and 2015, respectively.

Payment of Benefits

Participants qualify for a distribution of their entire account balance when the Participant ends employment (including at retirement), becomes totally and permanently disabled or reaches age 59 1/2. Participants who qualify for a distribution may receive an immediate lump sum, defer payment, or receive the value of their account in cash installments. If a Participant defers receipt of benefits, their funds will remain invested in the investment funds of their choice. They may make investment transfers in the same manner as any active Participant.

The Plan allows automatic lump-sum distributions if the value of the Participant’s vested account balance is less than $1,000 and the Participant is no longer employed by the Company. The Participant must consent to the distribution if the present value is more than $1,000.

Unless Participants choose otherwise, their account balance remains in the Plan until they attain age 70 1/2. At that time, Participants are required to receive minimum required distributions beginning on April 1 of the following year. Participants can elect a total or partial distribution from their account(s) at any time following separation of service. In addition, Participants may: 1) receive account balances in annual, semi-annual, quarterly or monthly installments, to be paid over a period not to exceed their life expectancy. Once installments begin, the amount of each payment is determined by dividing the Participant account balance at the time of payment by the number of installments remaining to be paid; 2) receive account balances in a series of substantially equal periodic payments (paid at least annually for their life expectancy); or 3) elect to receive distributions in any amount a Participant wishes, beginning and ending at their discretion.

The Plan allows Qualified Non-elective Contributions to the extent such contributions are necessary to satisfy the nondiscrimination requirement under the Internal Revenue Code (“IRC”). Following separation from service prior to age 55, a Participant may elect to receive a partial distribution from his or her account or a total distribution at any time; such Participant may also defer receipt of his or her benefit until the latest date permitted under the IRC.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2016 and 2015

Forfeitures

Forfeiture accounts are maintained to hold any Employer contributions and earnings thereon that were deposited as a result of a Participant’s separation from service prior to becoming fully vested. In addition, forfeitures from prior plan mergers and uncashed Participant checks are held in the Plan forfeiture accounts.

As of December 31, 2016 and 2015, forfeited non-vested accounts totaled $464,467 and $241,462, respectively. These accounts may be used to reduce future Employer contributions and pay plan administration expenses as described in the plan document. During the year ended December 31, 2016, $305,164 of forfeited non-vested accounts were used to reduce Employer contributions.

Note 2.	Summary of Significant Accounting Policies

Basis of Accounting

The financial statements of the Plan have been prepared on the accrual basis of accounting.

Investments held by a defined contribution plan are required to be reported at fair value, except for fully benefit-responsive investment contracts. Contract value is the relevant measure for the portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants normally would receive if they were to initiate permitted transactions under the terms of the Plan.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

Investments are reported at fair value (except for fully benefit-responsive investment contracts, which are reported at contract value). Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Plan’s Investment Committee determines the Plan’s valuation policies utilizing information provided by the trustees. See Note 10 for discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation includes the gains and losses on investments bought and sold as well as held during the year.

Expenses

Management fees and operating expenses are charged to plan Participants and are reflected as a reduction of investment return in each of the investment options of the Plan. Such management fees and operating expenses are deducted from income earned on a daily basis. Fees related to the administration of notes receivable from participants are charged directly to the participant’s account and are included in administrative expenses.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2016 and 2015

Notes Receivable from Participants

Notes receivable from Participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Related fees are recorded as administrative expenses and are expensed when they are incurred. Interest income is recorded on the accrual basis. No allowance for credit losses has been recorded as of December 31, 2016 and 2015.

Payment of Benefits

Benefit payments to, and withdrawals by Participants, are recorded when paid.

Recent Accounting Standards

In February 2017, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2017-06, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), Health and Welfare Benefit Plans (Topic 965)-Employee Benefit Plan Master Trust Reporting. The main provisions of the ASU require a plan to separately present the plan’s interest in any master trusts and changes therein in the statements of net assets available for benefits, and in the statement of changes in net assets available for benefits, respectively. Plans with divided interests are no longer required to disclose the percentage interest in the master trust, instead, all plans are required to disclose the dollar amount of the plan’s interest by general type of investment. Additionally, all plans are required to disclose the balances of the master trust’s other assets and liabilities, and the dollar amount of the plan’s interest in each of those balances. Lastly, 401(h) account disclosures are no longer required to be included in the health and welfare benefit plan financial statements. The health and welfare plan is only required to disclose the name of the pension plan in which those 401(h) disclosures are included. The amendments in ASU 2017-06 are effective for fiscal years beginning after December 15, 2018, however, early adoption is permitted. Management is in the process of evaluating the ASU, and has not determined the impact to the Plan’s financial statements.

Note 3.	Plan Termination

Although it has not expressed any intent to do so, the Company has the right to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, any unallocated assets of the Plan will be allocated to Participant accounts and distributed in such a manner as the Company may determine, and participants will become 100 percent vested in their Company contributions.

Note 4.	Tax Status

The IRS has determined and informed the Company by a letter dated August 10, 2015, that the Plan was designed in accordance with applicable sections of the IRC. The plan administrator and the Plan’s counsel believe that the Plan is designed and currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements. To the best of its knowledge, the Company believes that the Plan is currently in compliance with the provisions of the IRC.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2016 and 2015

U.S. GAAP requires management to evaluate tax positions taken by the Plan and recognize a tax liability if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

Note 5.	Related Party and Party-In-Interest Transactions

Section 3(14) of ERISA defines a party-in-interest to include among others, fiduciaries or employees of the Plan, any person who provides services to the Plan or an employer whose employees are covered by the Plan. Accordingly, loans to Participants and investments in American Depositary Receipts of National Grid plc are considered party in interest transactions. Moreover, the Plan’s investment options include mutual funds and collective trust funds managed by Vanguard.

Certain administrative functions are performed by officers or employees of the Company. No such officer or employee receives compensation from the Plan.

Note 6.	Administration of Plan Assets

The trustees of the Plan hold the Plan’s assets. Contributions are held and managed by the trustees, who invest cash received, interest and dividend income and make distributions to Participants.

Note 7.	Plan Administrative and Consulting Expenses

Some administrative expenses for the Plan are paid by the Company. The trustee was paid $484,517 in administration fees out of plan assets for administering and consulting the Plan during the year ended December 31, 2016.

Note 8.	Guaranteed Investment Contracts

The Plan holds within the Master Trust a stable value investment, the Galliard Stable Value Fund (“the Galliard Fund”) which primarily invests in investment contracts, including separate account guaranteed investment contracts (ISA GICs) and Synthetic GICs (security-backed investment contracts) issued by insurance companies and other financial institutions. The Galliard Fund also invests in Wells Fargo Stable Value Fund W, which has an investment objective similar to that of the Fund, and Wells Fargo/BlackRock Short-Term Investment Fund S, which invests in highly liquid assets. The Galliard Fund uses the Wells Fargo/BlackRock Short Term Investment Fund S for daily liquidity needs.

A security-backed contract is an investment contract (also known as a synthetic GIC or a separate account GIC) issued by an insurance company or other financial institution, backed by a portfolio of bonds. The bond portfolio is either owned directly by the Galliard Fund or owned by the contract issuer and segregated in a separate account for the benefit of the Galliard Fund. The portfolio underlying the contract is maintained separately from the contract issuer’s general assets, usually by a third party custodian. The interest crediting rate of a security-backed contract is based on the contract value, and the fair value, duration, and yield to maturity of the underlying portfolio. These contracts typically allow for realized and unrealized gains and losses on the underlying assets to be amortized, usually over the duration of the underlying investments, through adjustments to the future interest crediting rate, rather than reflected immediately in the net assets of the Galliard Fund. The issuer guarantees that all qualified participant withdrawals will be at contract value. In the case of a full liquidation event, the issuer is responsible for covering any amount by which the contract value exceeds fair value of the underlying portfolio.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2016 and 2015

A security-backed contract is an investment contract issued by an insurance company or other financial institution, backed by a portfolio of bonds or units of a collective fund that are owned by the Galliard Fund. Security-backed contracts are considered either “targeted benchmark” (underlying investments are managed to a specific benchmark) or “targeted duration” (underlying investments are managed to a specific duration). The portfolio underlying the contract is maintained separately from the contract issuer’s general assets, usually by a third party custodian. The interest crediting rate of a security-backed contract is based on the contract value, and the fair value, duration, and yield to maturity of the underlying portfolio. These contracts typically allow for realized and unrealized gains and losses on the underlying assets to be amortized, usually over the duration of the underlying investments, through adjustments to the future interest crediting rate, rather than reflected immediately in the net assets of the Galliard Fund. The issuer guarantees that all qualified Participant withdrawals will be at contract value.

Risks arise when entering into any investment contract due to the potential inability of the issuer to meet the terms of the contract. In addition, security backed contracts have the risk of default or the lack of liquidity of the underlying portfolio assets.

The security backed contracts are designed to reset their respective crediting rates on a quarterly basis. Security-backed contracts cannot credit an interest rate that is less than zero percent. The crediting rate of security-backed contracts will track current market yields on a trailing basis. The rate reset allows the contract value to converge with the fair value of the underlying portfolio over time, assuming the portfolio continues to earn the current yield for a period of time equal to the current portfolio duration.

To the extent that the underlying portfolio of a security-backed contract has unrealized and/or realized losses, a positive adjustment is made to the adjustment from fair value to contract value under contract value accounting. As a result, the future crediting rate may be lower over time than the then current market rates. Similarly, if the underlying portfolio generates unrealized and/or realized gains, a negative adjustment is made to the adjustment from fair value to contract value, and the future crediting rate may be higher than the then current market rates.

Security-backed contracts generally provide for withdrawals associated with certain events which are not in the ordinary course of Galliard Fund operations. These withdrawals are paid with a market value adjustment applied to the withdrawal as defined in the investment contract.

Each contract issuer specifies the events which may trigger a market value adjustment. At this time, the Galliard Fund does not believe that the occurrence of any such market value event, which would limit the Galliard Fund’s ability to transact at contract value with Participants, is probable.

Security-backed contracts generally are evergreen contracts that contain termination provisions, allowing the Galliard Fund or the contract issuer to terminate with notice, at any time at fair value, and providing for automatic termination of the contract if the contract value or the fair value of the underlying portfolio equals zero. The issuer is obligated to pay the excess contract value when the fair value of the underlying portfolio equals zero.

In addition, if the Galliard Fund defaults in its obligations under the security-backed contract (including the issuer’s determination that the agreement constitutes a non-exempt prohibited transaction as defined under ERISA), and such default is not corrected within the time permitted by the contract, then the contract may be terminated by the issuer and the Galliard Fund will receive the fair value as of the date of termination.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2016 and 2015

Certain events might limit the ability of the Plan to transact at contract value with the contract issuer. These events may be different under each contract. Examples of such events include the following:

1.	The Plan’s failure to qualify under Section 401(a) of the Internal Revenue Code or the failure of the trust to be tax-exempt under Section 501(a) of the Internal Revenue Code

2.	Premature termination of the contracts

3.	Plan termination or merger

4.	Changes to the Plan’s prohibition on competing investment options

5.	Bankruptcy of the plan sponsor or other plan sponsor events (for example, divestitures or spinoffs of a subsidiary) that significantly affect the Plan’s normal operations.

No events are probable of occurring that might limit the ability of the Plan to transact at contract value with the contract issuers and that also would limit the ability of the Plan to transact at contract value with the participants.

In addition, certain events allow the issuer to terminate the contracts with the Plan and settle at an amount different from contract value. Those events may be different under each contract. Examples of such events include the following:

1.	An uncured violation of the Plan’s investment guidelines

2.	A breach of material obligation under the contract

3.	A material misrepresentation

4.	A material amendment to the agreements without the consent of the issuer.

Note 9.	Master Trust

A portion of the Plan’s investments are in the Master Trust, which was established for the investment of assets of the Plan and the National Grid USA Companies’ Incentive Thrift Plan II. Each participating retirement plan has an undivided interest in the Master Trust. The assets of the Master Trust are held by Wells Fargo.

The value of the Plan’s interest in the Master Trust is based on the beginning of the year value of the Plan’s interest in the trust plus actual contributions and allocated investment income less actual distributions and allocated administrative expenses. At December 31, 2016 and 2015, the Plan’s interest in the net assets of the Master Trust was approximately 44 percent. Investment income and administrative expenses relating to the Master Trust are allocated to the individual plans based upon the amount of the time the Plan’s assets were invested in the Master Trust.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2016 and 2015

The following table presents the net assets of the Master Trust as of December 31, 2016 and 2015:

	2016	2015
Investments, at fair value
Collective trust funds	$47,629,146	$86,583,977
Liabilities	(264,271)	(299,493)

Total investments at fair value	47,364,875	86,284,484

Investments, at contract value:
Synthetic investment contracts	407,031,015	362,044,471
Guaranteed investment contract	149,199,408	141,530,786

Total investments, at contract value	556,230,423	503,575,257

Net assets of the Master Trust	$603,595,298	$589,859,741

Plan interest in Master Trust	$264,998,967	$255,840,366

The following are the changes in net assets for the Master Trust for the year ended December 31, 2016:

Interest	$11,032,617
Contributions	19,052,436
Benefit payments	(53,418,508)
Participant loan payments	4,177,274
Participant loan withdrawals	(4,043,207)
Other net deductions	(394,898)
Net transfers	37,329,843

Increase in net assets	13,735,557
Net assets:
Beginning of year	589,859,741

End of year	$603,595,298

Refer to Notes 8 and 10 for description of the valuation methodologies used.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2016 and 2015

The following table sets forth by level, within the fair value hierarchy, the Master Trust’s assets at fair value as of December 31, 2016 and 2015:

	Master Trust Assets at Fair Value as of December 31, 2016
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Collective trusts	$—	$47,629,146	$—	$47,629,146

	Master Trust Assets at Fair Value as of December 31, 2015
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Collective trusts	$—	$86,583,977	$—	$86,583,977

Note 10.	Fair Value Measurements

The framework for measuring fair value provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under authoritative guidance are described as follows:

Level 1 - Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, such as:

•	quoted prices for similar assets or liabilities in active markets;

•	quoted prices for identical or similar assets or liabilities in inactive markets;

•	inputs other than quoted prices that are observable for the asset or liability;

•	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques maximize the use of relevant observables and minimize the use of unobservable inputs.

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2016 and 2015

The following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in methodologies used at December 31, 2016 or 2015:

Common stock: Investments in the National Grid American Depositary Receipts (which trades on the New York Stock Exchange (“NYSE” under the symbol “NGG”) are valued according to the closing price on the NYSE.

Mutual funds are valued at the daily closing prices as reported by the fund. Mutual funds held by the Plan are open-end mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily net asset value (“NAV”) and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

The collective trusts are valued at the NAV of units of the bank collective trust. NAV is a readily determinable fair value and is the basis for current transactions. Participant transactions (purchases and sales) may occur daily. If the Plan initiates a full redemption of the collective trust, the issuer reserves the right to temporarily delay withdrawal from the trust in order to ensure that securities liquidations will be carried out in an orderly business manner.

The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2016 and 2015 excluding the Plan’s interest in the Master Trust:

	Assets at Fair Value as of December 31, 2016
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Collective trusts	$—	$1,192,891,495	$—	$1,192,891,495
Common Stock	140,318,697	—	—	140,318,697
Mutual funds	373,855,647	—	—	373,855,647

Total investments subject to the fair value hierarchy	$514,174,344	$1,192,891,495	$—	$1,707,065,839

	Assets at Fair Value as of December 31, 2015
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Collective trusts	$—	$1,113,842,178	$—	$1,113,842,178
Common Stock	150,239,516	—	—	150,239,516
Mutual funds	330,550,363	—	—	330,550,363

Total investments subject to the fair value hierarchy	$480,789,879	$1,113,842,178	$—	$1,594,632,057

National Grid USA Companies’ Incentive Thrift Plan I

Notes to Financial Statements

December 31, 2016 and 2015

Note 11.	Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect Participants’ account balances and the amounts reported in the Statement of Net Assets Available for Benefits.

Note 12.	Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2016 and 2015:

	2016	2015
Net assets available for benefits per the financial statements	$1,995,392,281	$1,874,313,912
Less deemed distributions	(412,705)	(369,590)

Net assets available for benefits per the Form 5500	$1,994,979,576	$1,873,944,322

The following is reconciliation of the change in net assets per the financial statements to the Form 5500 for the year ended December 31, 2016:

Change in net assets available for benefits per the financial statements	$121,078,369
Change in cumulative deemed distributions	(43,115)

Change in net assets available for benefits per the Form 5500	$121,035,254

National Grid USA Companies’ Incentive Thrift Plan I

Form 5500, Schedule H, Part IV, Line 4i - Schedule of Assets (Held at End of Year)

EIN: 04-1663150 Plan # 005

December 31, 2016

(a)	(b) Identity of Issuer, borrower, lessor or similar party	including maturity date, rate of interest, collateral, par or maturity value	(d) Cost**	(e) Current Value
	Mutual funds:
*	PIMCO Total Return Fund; Institutional Class	Mutual fund; 5,297,809 shares		$53,137,023
*	Vanguard Extended Market Index Fund: Inst’l Plus Shares	Mutual fund; 576,167 shares		103,398,952
*	Vanguard FTSE All-World ex-US Index Fund: Inst’l Shares	Mutual fund; 424,573 shares		36,946,358
*	Vanguard Institutional Index Fund Plus Shares	Mutual fund; 788,108 shares		160,647,998
*	Vanguard Total Bond Market Index Fund: Inst’l Shr	Mutual fund; 1,852,142 shares		19,725,316

	Total mutual funds			373,855,647

	Collective trust funds:
*	Vanguard Target Retirement 2010 Trust Select	Collective trust fund; 1,099,936 units		34,197,023
*	Vanguard Target Retirement 2015 Trust Select	Collective trust fund; 3,313,862 units		102,994,821
*	Vanguard Target Retirement 2020 Trust Select	Collective trust fund; 5,754,500 units		178,964,957
*	Vanguard Target Retirement 2025 Trust Select	Collective trust fund; 8,923,972 units		277,267,817
*	Vanguard Target Retirement 2030 Trust Select	Collective trust fund; 7,992,623 units		247,691,402
*	Vanguard Target Retirement 2035 Trust Select	Collective trust fund; 3,555,218 units		109,927,346
*	Vanguard Target Retirement 2040 Trust Select	Collective trust fund; 1,798,468 units		55,410,811
*	Vanguard Target Retirement 2045 Trust Select	Collective trust fund; 1,413,502 units		43,606,536
*	Vanguard Target Retirement 2050 Trust Select	Collective trust fund; 1,308,156 units		40,330,464
*	Vanguard Target Retirement 2055 Trust Select	Collective trust fund; 448,396 units		13,815,084
*	Vanguard Target Retirement 2060 Trust Select	Collective trust fund; 123,625 units		3,811,359
*	Vanguard Target Retirement Income Trust Select	Collective trust fund; 1,128,641 units		35,213,594
*	Wellington Trust Target 2010 Portfolio	Collective trust fund; 145,894 units		1,870,361
*	Wellington Trust Target 2020 Portfolio	Collective trust fund; 823,353 units		11,247,003
*	Wellington Trust Target 2030 Portfolio	Collective trust fund; 1,319,189 units		19,431,657
*	Wellington Trust Target 2040 Portfolio	Collective trust fund; 549,260 units		8,601,412
*	Wellington Trust Target 2050 Portfolio	Collective trust fund; 468,589 units		7,328,736
*	Wellington Trust Target 2060 Portfolio	Collective trust fund; 12,492 units		122,795
*	Wellington Trust Target Retirement Income Portfolio	Collective trust fund; 90,223 units		1,058,317

	Total collective trust funds			1,192,891,495

	Common Stock:
*	National Grid American Depository Receipt Fund	Common stock; 2,405,601 units		140,318,697

	Total common stock			140,318,697

	Total investments per financial statements			1,707,065,839
*	Notes receivable from participants	Loans to participants with various maturitites and rates of interest from 3.25% to 10.5%		20,712,651

	Total investments per Form 5500			$1,727,778,490

*	Represents a party-in-interest as defined by ERISA.
**	All investments are participant-directed; therefore cost information has not been presented.